NEWS RELEASE
For immediate release
Contact:	Robert Giammarco, Chief Financial Officer (212) 978-2803
OdysseyRe Delays Filing of Second Quarter 10-Q
Stamford, CT — August 9, 2006 — Odyssey Re Holdings Corp. (NYSE: ORH) today is filing a notice with the Securities and Exchange Commission that it will delay the filing of its Quarterly Report on Form 10-Q for the second quarter of 2006. In connection with its previously announced restatement of its financial results for the years 2001 through 2005, and the three months ended March 31, 2006, the Company requires additional time to ensure that it has identified and reviewed all investments that would be subject to the restatement. The Company expects that there will be investments with embedded derivatives in addition to those previously identified that will be required to be restated, but does not expect these items to change shareholders’ equity. It is possible that further adjustments will be made to the Company’s financial results. The Company expects to file its Quarterly Report on Form 10-Q for the second quarter of 2006 within the next 30 days.
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Odyssey Re Holdings Corp. is a leading worldwide underwriter of property and casualty treaty and facultative reinsurance, as well as specialty insurance. OdysseyRe operates through its subsidiaries, Odyssey America Reinsurance Corporation, Hudson Insurance Company, Hudson Specialty Insurance Company, Clearwater Insurance Company and Newline Underwriting Management Limited. The Company underwrites through offices in the United States, London, Paris, Singapore, Toronto and Latin America. Odyssey Re Holdings Corp. is listed on the New York Stock Exchange under the symbol ORH.
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Certain statements contained herein may constitute forward-looking statements and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: a reduction in net income if the Company’s loss reserves are insufficient; the occurrence of catastrophic events with a frequency or severity exceeding the Company’s estimates; the lowering or loss of one of the Company’s financial or claims-paying ratings, including those of the Company’s subsidiaries; an inability to realize the Company’s investment objectives; a decrease in the level of demand for the Company’s reinsurance or insurance business, or increased competition; emerging claim and coverage issues; risks relating to ongoing investigations by U.S. government authorities; the risk that ongoing regulatory developments will disrupt the Company’s business or mandate changes in industry practices that increase the Company’s costs; changes in economic conditions, including interest rate, currency, equity and credit conditions; the Company’s inability to access its subsidiaries’ cash; loss of services of any of the Company’s key employees; risks related to the Company’s use of reinsurance brokers; failure of the Company’s reinsurers to honor their obligations; regulatory and legislative changes; risks associated with the growth of the Company’s specialty insurance business; and other factors that are described in the Company’s filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.